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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


             Commission file number   0-17690

                   Krupp Insured Mortgage Limited Partnership
             (Exact name of registrant as specified in its charter)

         One Beacon Street, Boston, Massachusetts, 02108 (617) 523-0066 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Units of Depository Receipts
            (Title of each class of securities covered by this Form)

                                       N/A
   (Titles of all other classes of securities for which a duty to file reports under section 13 (a) or 15 (d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     |X|                   Rule 12h-3(b)(1)(i)       |X|
Rule 12g-4(a)(1)(ii)    |_|                   Rule 12g-4(b)(1)(ii)      |_|
Rule 12g-4(a)(2)(i)     |_|                   Rule 12g-4(b)(2)(i)       |_|
Rule 12g-4(a)(2)(ii)    |_|                   Rule 12g-4(b)(2)(ii)      |_|
                                              Rule 15d-6                |_|


Approximate number of holders of record as of the certification or
  notice date:                                                             -0-

Pursuant to the requirements of the Securities Exchange Act of 1934 Krupp Insured Mortgage Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: January 20, 2004           By: /s/ Alan Reese
                                     -------------------------------------------
                                     Alan Reese
                                     Vice-President (Chief Accounting Officer)
                                     of the Krupp Corporation, a General Partner
                                     of the Registrant


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